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FOR RELEASE JUNE 21, 2000

FOR MORE INFORMATION CONTACT:
Patrick M. Fahey, President and CEO -- 206-340-4727
H. Glenn Mouw, Executive Vice President -- 360-679-4181

           INTERWEST BANCORP, INC. TO INCUR EXPENSES ASSOCIATED WITH A
            CHANGE IN MANAGEMENT AND COMMITMENT TO COMMERCIAL BANKING

OAK HARBOR, WA. -- JUNE 21, 2000 -- (Nasdaq: IWBK) InterWest Bancorp, Inc. (InterWest), the bank holding company for InterWest Bank, Pacific Northwest Bank and Bank of Tukwila, announced today that it will incur expenses associated with severance agreements, conversion activities, asset write-downs and losses on the disposition of securities. The total of these non-recurring expenses is expected to be approximately $11 million, net of income taxes, during the quarter ended June 30, 2000. Estimated non-recurring expenses include (net of income taxes):
$4.4 million in loss on the sale of securities; $2.0 million in severance agreements; $2.5 million in conversion and integration expenses; $1.3 million of write-downs on real estate held for sale and development; and $0.8 million in impairment of goodwill.

These expenses have been incurred primarily in conjunction with a change in executive management, an increased focus on providing commercial banking services and the process of consolidating InterWest's banking subsidiaries into a single commercial bank using a single operating system. "This consolidation and conversion process is very time intensive and is scheduled to be completed in the first quarter of 2001, however it will be what our customers, shareholders and employees have been waiting for," said Patrick M. Fahey, President and Chief Executive Officer. "These are important steps in InterWest's strategy to increase its emphasis on commercial banking with a single brand identity recognized throughout the Pacific Northwest," Fahey added.

On April 17, 2000, Patrick M. Fahey was appointed to the positions of President and Chief Executive Officer of InterWest Bancorp, Inc. and Chairman, President and Chief Executive Officer of InterWest Bank. Mr. Fahey also continues to serve as Chairman, President and Chief Executive Officer of Pacific Northwest Bank. In conjunction with the commitment to commercial banking, InterWest has appointed three new Executive Vice Presidents during 2000. Kim S. Brace has been appointed to the position of Executive Vice President and Chief Administrative Officer; David H. Straus to the position of Executive Vice President and Chief Credit Officer and Charles A. Foisie to the position of Executive Vice President and Banking Group Manager. Each of these executives has in excess of 25 years of experience in commercial banking.

On May 1, 2000, InterWest announced plans to combine its banking affiliates into a single commercial bank. As part of this consolidation, InterWest Bank applied with the appropriate bank regulators to convert from a Washington state savings bank to a Washington state commercial bank. The charter consolidation and conversion are expected to be completed in July, 2000.


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As part of the overall plans and intentions associated with managing interest rate risk for commercial banking activities, InterWest is partially restructuring its investment portfolio by selling approximately $125 million of long-term securities and reinvesting the proceeds in shorter-term securities. This transaction should result in an estimated $4.4 million loss, net of income taxes; however, the proceeds will be reinvested in short-term securities which have higher yields compared to the previous securities. It is planned that upon maturity of the short-term securities, the proceeds will be deployed in commercial loans.

In conjunction with executive management changes, elimination of duplicate administrative functions and consolidation of operating systems, InterWest will incur approximately $2.0 million, net of income taxes, in expenses associated with severance agreements during the quarter ended June 30, 2000. The eliminated positions subject to severance are primarily executive and senior management as well as various administrative functions. InterWest expects to reduce overall employment and related compensation and benefits expense in future periods as a result of these severance agreements.

Members of InterWest's staff continue to work on the process of moving to a single enhanced operating system for the entire company. Conversion teams have been addressing all of the major data processing functions for each subsidiary bank with conversion of systems and data to be completed in several phases. The first phase was successfully accomplished in May, 2000 with the majority of the conversion activity scheduled to be completed during the next nine months. Non-recurring expenses associated with conversion and integration efforts are expected to be approximately $2.5 million during the quarter ended June 30, 2000. These expenses include the buyout of previous data processing contracts, consultant fees and other costs incurred in conjunction with conversion and integration initiatives. Certain conversion and integration expenses will continue to be incurred throughout calendar year 2000 and into early 2001.

InterWest has recorded a write-down of approximately $1.3 million, net of income taxes, related to real estate held for sale and development during the quarter ended June 30, 2000. This write-down primarily relates to one land development project and new management's intent with regard to the development and sale of the project as well as changing economic conditions.

As part of the change to a commercial bank, InterWest has consolidated and restructured its mortgage loan origination functions and related processes. This has resulted in the impairment of approximately $0.8 million in goodwill previously recorded for the acquisition of a mortgage brokerage subsidiary, Cornerstone Northwest Mortgage, in 1996. InterWest has consolidated its mortgage brokerage function into its wholesale lending function and changed its strategy with regards to the origination and retention of single-family mortgage loans. Management intends to retain less single-family mortgages in the loan portfolio and the majority of InterWest's single-family mortgage loan production will be channeled to the secondary market.

This press release includes certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). This statement is included for the express purpose of availing InterWest of the protections of the safe harbor provision of the PSLRA. Management's ability to predict results or the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those

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projected. Factors that could affect the actual results include the ability of
InterWest to effectively implement the consolidation plans, particularly within the timeframe anticipated.

InterWest Bancorp, Inc. is a Pacific Northwest commercial bank holding company, operating 55 financial centers in Washington through its current bank subsidiaries InterWest Bank, Pacific Northwest Bank and Bank of Tukwila, N.A. InterWest Bank also operates two non-bank subsidiaries, InterWest Financial Services Inc. and InterWest Insurance Agency Inc.